                                                                   Exhibit 10.36

LERACH COUGHLIN STOIA GELLER
  RUDMAN & ROBBINS LLP
PATRICK J. COUGHLIN (111070)
JEFFREY W. LAWRENCE (166806)
ELI R. GREENSTEIN (217945)
SHANA E. SCARLETT (217895)
100 Pine Street, Suite 2600
San Francisco, CA  94111
Telephone:  415/288-4545
415/288-4534 (fax)
       -  and  -
WILLIAM S. LERACH (68581)
JOY ANN BULL (138009)
401 B Street, Suite 1700
San Diego, CA  92101
Telephone:  619/231-1058
619/231-7423 (fax)
Lead Counsel for Plaintiffs
[Additional counsel appear on signature page.]


                          UNITED STATES DISTRICT COURT

                         CENTRAL DISTRICT OF CALIFORNIA

                                WESTERN DIVISION

GARY M. SLUTSKY, et al., On Behalf of  )  No. CV-02-8429-DT(CTx)
Themselves and All Others Similarly    )  (Consolidated with CV-02-8455-DT,
Situated,                              )  CV-02-8905-DT, CV-02-9669-DT,
                        Plaintiffs,    )  CV-03-499-DT, CV-03-598-DT and
      vs.                              )  CV-03-922-DT)
ENDOCARE, INC., et al.,                )  CLASS ACTION
                        Defendants.    )  ------------
                                       )  STIPULATION OF SETTLEMENT
                                       )

      This Stipulation of Settlement dated as of November 1, 2004 (the "Stipulation"), is made and entered into by and among the following Settling Parties (as defined further in Section IV hereof) to the above-entitled action:
(i) Lead Plaintiffs (on behalf of themselves and each of the other Settlement Class Members), by and through Lead Counsel; and (ii) Defendants, by and through their counsel of record. The Stipulation is intended by the Settling Parties to fully, finally and forever resolve, discharge and settle the Released Claims (as defined below), upon and subject to the terms and conditions hereof.

I. THE LITIGATION

      On and after November 1, 2002, seven class action complaints were filed in the United States District Court for the Central District of California (the "Court"):

                                                                                           DATE
             ABBREVIATED CASE NAME                                  CASE NUMBER           FILED
1.   Slutsky, et al. v. Endocare, Inc., et al.                       CV-02-8429          11/01/02
2.   Ferrari v. Endocare, Inc., et al.                               CV-02-8455          11/04/02
3.   Desert Orchid Partners v. Endocare, Inc., et al.                CV-03-499           11/04/02
4.   Berman v. Endocare, Inc., et al.                                CV-03-598           11/12/02
5.   Kuper v. Endocare, Inc., et al.                                 CV-02-9669          11/14/02
6.   Bradford v. Endocare, Inc., et al.                              CV-02-8905          11/20/02
7.   Bolton v. Paul Mikus, et al.                                    CV-03-922           12/20/02

      By Order dated February 10, 2003, the cases were consolidated. Subsequently, plaintiffs filed the Consolidated Class Action Complaint for Violation of the Federal Securities Laws. Defendants filed a motion to dismiss that was denied by the Court on April 26, 2004. The operative complaint and the claims contained therein are referred to herein as the "Litigation."


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
II. CLAIMS OF THE LEAD PLAINTIFFS AND BENEFITS OF SETTLEMENT

      The Lead Plaintiffs believe that the claims asserted in the Litigation have merit and that the evidence developed to date supports the claims. However, counsel for the Lead Plaintiffs recognize and acknowledge the expense and length of continued proceedings necessary to prosecute the Litigation against the Defendants through trial and appeals. Counsel for the Lead Plaintiffs also have taken into account the uncertain outcome and the risk of any litigation, especially in complex actions such as this Litigation, as well as the difficulties and delays inherent in such litigation. Counsel for the Lead Plaintiffs also are mindful of the inherent problems of proof under and possible defenses to the federal securities law violations asserted in the Litigation, as well as the economic status of the company. Counsel for the Lead Plaintiffs believe that the Settlement set forth in this Stipulation confers substantial benefits upon the Settlement Class. Based on their evaluation, counsel for the Lead Plaintiffs have determined that the Settlement set forth in this Stipulation is in the best interests of the Lead Plaintiffs and the Settlement Class.

III. DEFENDANTS' STATEMENT AND DENIALS OF WRONGDOING AND LIABILITY

      The Defendants expressly have denied and continue to deny all charges of wrongdoing or liability against them arising out of any of the conduct, statements, acts or omissions alleged, or that could have been alleged, in the Litigation. The Defendants also have denied and continue to deny, inter alia, the allegations that the Lead Plaintiffs or the Settlement Class have suffered damage, that the price of Endocare common stock was artificially inflated by reasons of the alleged misrepresentations, non-disclosures or otherwise, or that the Lead Plaintiffs or the Settlement Class were harmed by the conduct alleged in the Litigation.

      Nonetheless, the Defendants have concluded that further conduct of the Litigation would be protracted and expensive, and that it is desirable that the Litigation be fully and finally settled in the manner and upon the terms and conditions set forth in this Stipulation. The Defendants have also taken into account the uncertainty and risks inherent in any litigation, especially in complex cases like this Litigation. The Defendants have, therefore, determined that it is desirable and beneficial to them that the Litigation be settled in the manner and upon the terms and conditions set forth in this Stipulation.

IV. TERMS OF STIPULATION AND AGREEMENT OF SETTLEMENT

      NOW, THEREFORE, IT IS HEREBY STIPULATED AND AGREED by the Lead Plaintiffs for themselves and on behalf of the other Settlement Class Members, and by Defendants, by and through their respective counsel, that, subject to the approval of the Court as set forth herein, the Litigation and the Released Claims shall be finally and fully compromised, settled and released, and the Litigation shall be dismissed with prejudice, as to the Settling Parties, and the Released Persons, upon and subject to the terms and conditions of this Stipulation, as follows.

      1. DEFINITIONS

      As used in the Stipulation, the following terms have the meanings specified below:

      1.1 "Authorized Claimant" means any claimant whose timely claim for recovery has been allowed pursuant to the terms of the Stipulation and the Plan of Allocation.

      1.2 "Claimant" means any Settlement Class Member who files a Proof of Claim in such form and manner, and within such time, as the Court shall prescribe.

      1.3 "Claims Administrator" means RG/2 Claims Administration LLC.

      1.4 "Defendants" means Endocare and the Individual Defendants.

      1.5 "Endocare" means Endocare, Inc.

      1.6 "Effective Date" means the first date by which all of the events and conditions specified in P. 8.1 of this Stipulation have occurred or have been met.


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
      1.7 "Escrow Agent" means Lerach Coughlin Stoia Geller Rudman & Robbins LLP or its successor(s).

      1.8 "Final" means the latest of:

            (a) the date of final affirmance of any appeal of any judgment or order of dismissal, the expiration of the time for a petition for a writ of certiorari or writ of review to review any judgment or order of dismissal and, if certiorari or review is granted, the date of final affirmance of any judgment or order of dismissal following review pursuant to that grant; or

            (b) the date of final dismissal or withdrawal of any appeal from any judgment or order of dismissal or the final dismissal, denial or withdrawal of any proceeding on certiorari or writ of review to review any judgment or order of dismissal; or

            (c) the expiration date of the time for the filing or noticing of any appeal from any judgment or order of dismissal.

      1.9 "Individual Defendants" means Paul Mikus and John V. Cracchiolo.

      1.10 "Judgment" means the Final Judgment and Order of Dismissal with Prejudice to be rendered by the Court, substantially in the form attached hereto as Exhibit B.

      1.11 "Lead Counsel" means Joy Ann Bull, Lerach Coughlin Stoia Geller Rudman & Robbins LLP, 401 B Street, Suite 1700, San Diego, California 92101, and Jeffrey W. Lawrence, Lerach Coughlin Stoia Geller Rudman & Robbins LLP, 100 Pine Street, Suite 2600, San Francisco, California 94111.

      1.12 "Lead Plaintiffs" means Massachusetts State Guaranteed Annuity Fund, Massachusetts State Carpenters Pension Fund, and Bill and Jayni Crow.

      1.13 "Notice Order" means the order preliminarily approving the Settlement provided for in P. 4.1.

      1.14 "Person" means a natural person, individual, corporation, partnership, limited partnership, association, joint venture, joint stock company, estate, legal representative, trust, unincorporated association, government or any political subdivision or agency thereof, and any business or legal entity and their/its heirs, executors, administrators, predecessors, successors, representatives, or assignees.

      1.15 "Plan of Allocation" means a plan or formula of allocation of the Settlement Fund which shall be described in the "Notice of Pendency and Proposed Settlement of Class Action" to be sent to Settlement Class Members in connection with the Settlement whereby the Settlement Fund shall be distributed to Authorized Claimants after payment of expenses of notice and administration of the Settlement, any taxes, penalties or interest or tax preparation fees owed by the Settlement Fund, and such attorneys' fees, expenses and interest as may be awarded by the Court. The Plan of Allocation is not part of this Stipulation.

      1.16 "Preliminary Approval" means the approval granted by the Court in the Notice Order or an order signed by the Court substantially in the form attached hereto as Exhibit A.

      1.17 "Related Parties" means each of a Defendant's current and former employees, agents, directors, officers, legal representatives, predecessors, successors, parents, subsidiaries, divisions, joint ventures, assigns, executors, administrators, insurers, reinsurers, spouses, heirs, related or affiliated entities, any entity in which any Defendant and/or any member of an Individual Defendant's immediate family has a controlling interest, any members of the Individual Defendants' immediate families, or any trust of which any Defendant is the settlor or which is for the benefit of any Defendant and/or member(s) of his family.

      1.18 "Released Claims" shall collectively mean all claims (including "Unknown Claims" as defined in P. 1.27 hereof), demands, rights, liabilities and causes of action of every nature and description whatsoever, known or unknown, whether or not concealed or hidden, asserted or that might have been asserted, including, without limitation, claims for negligence, gross negligence, breach of duty of care and/or breach of duty of loyalty, fraud, breach of fiduciary duty or violations of any state or federal statutes, rules or regulations, by any Lead Plaintiff or Settlement Class Member against the Defendants arising out of, based upon or related to both the acquisition of Endocare common stock by any Settlement Class Member during the Settlement Class Period and the facts, transactions, events, occurrences, acts, disclosures, statements, omissions or failures to act which were or could have been alleged in the Litigation, based upon the facts which were alleged.

      1.19 "Released Persons" means each and all of the Defendants and their Related Parties, and specifically excludes KPMG, LLP.


      1.20 "Settlement" means the terms and conditions set forth in this Stipulation of Settlement.

      1.21 "Settlement Class" means all Persons, excluding the Defendants, members of the immediate family of each of the Individual Defendants, any entity in which any Defendant has a controlling interest and the legal representatives, officers, directors, heirs, successors or assigns of any excluded party, who acquired Endocare common stock between February 8, 2001 and October 31, 2002, inclusive. Also excluded from the Settlement Class are those Persons who submit a Request for Exclusion pursuant to the Notice of Pendency and Proposed Settlement of Class Action to be sent to the Settlement Class.

      1.22 "Settlement Class Member" or "Member of the Settlement Class" mean a Person who falls within the definition of the Settlement Class as set forth in
P. 1.21 of the Stipulation. 1.23 "Settlement Class Period" means the period from February 8, 2001 through October 31, 2002, inclusive.

      1.24 "Settlement Fund" means the principal amount of Eight Million Nine Hundred Fifty Thousand Dollars ($8.95 million) together with any interest earned or accrued thereon, while in escrow or as provided by P. 2.1 of this Stipulation.

      1.25 "Settlement Hearing" means the hearing to determine whether the proposed settlement of the Litigation should be approved as fair, reasonable and adequate; whether the proposed Plan of Allocation of the Net Settlement Fund (as defined in P. 6.2(d)) should be approved; and whether the application of Lead Counsel for attorneys' fees and expenses should be approved.

      1.26 "Settling Parties" means, collectively, each of the Defendants, and the Lead Plaintiffs on behalf of themselves and each of the Settlement Class Members.

      1.27 "Unknown Claims" means any Released Claims which the Lead Plaintiffs or any other Settlement Class Members do not know or suspect to exist in their favor at the time of the release of the Released Persons which, if known by them, might have affected their settlement with and release of the Released Persons, or might have affected their decision whether to object to this Settlement. With respect to any and all Unknown Claims and Released Claims against the Released Persons, the Settling Parties stipulate and agree that, upon the Effective Date, the Lead Plaintiffs shall expressly waive and relinquish, and the other Settlement Class Members shall be deemed to have, and by operation of the Judgment shall have, expressly waived and relinquished, to the fullest extent permitted by law, the provisions, rights, and benefits conferred by Section 1542 of the California Civil Code, which provides:

            A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

The Lead Plaintiffs shall expressly and each of the Settlement Class Members shall be deemed to have, and by operation of the Judgment shall have, expressly waived any and all provisions, rights and benefits conferred by any law of any state or territory of the United States, or principle of common law, or of international or foreign law, which is similar, comparable or equivalent to
Section 1542 of the California Civil Code. The Lead Plaintiffs and the other Settlement Class Members may hereafter discover facts in addition to or different from those which he, she or it now knows or believes to be true with respect to the Unknown Claims and Released Claims, but hereby stipulate and agree that upon the Effective Date, the Lead Plaintiffs fully, finally and forever settle and release, and each other Settlement Class Member shall be deemed to have, and by operation of the Judgment shall have, fully, finally, and forever settled and released any and all Unknown Claims and Released Claims against the Released Persons, known or unknown, suspected or unsuspected, contingent or non-contingent, whether or not concealed or hidden, which now exist, or heretofore have existed, upon any theory of law or equity now existing or coming into existence in the future, including, but not limited to, conduct which is negligent, intentional, with or without malice, or a breach of any duty, law or rule, without regard to the subsequent discovery or existence of such different or additional facts. The Settling Parties acknowledge that the foregoing waiver was bargained for and a key element of the Settlement of which the release in this P. 1.27 is a part.

      2. ESTABLISHMENT AND MAINTENANCE OF THE SETTLEMENT FUND

      2.1 Endocare shall pay or cause to be paid Eight Million Four Hundred and Fifty Thousand Dollars ($8,450,000) into an interest bearing escrow account maintained by the Escrow Agent within thirty (30) days from the date of Preliminary Approval. If the agreed upon amount is not paid before the above date, the unpaid amount shall bear interest at 5% per annum from the date due until such amount is received by the Escrow Agent.

      2.2 The Individual Defendants shall pay $250,000 each into an interest bearing escrow account maintained by the Escrow Agent within thirty (30) days from the date of Preliminary Approval. If the agreed upon amount is not paid before the above date, the unpaid amount shall bear interest at 5% per annum from the date due until such amount is received by the Escrow Agent.

      2.3 As a material part of the Settlement, Defendants agree to provide plaintiffs, within ten (10) business days of Preliminary Approval, access to all paper documents produced to the SEC by Endocare in connection with the current SEC investigation of Endocare and certain of its officers and directors. In addition, Defendants agree to be interviewed by Lead Counsel at Lead Counsel's request after Final Approval. With respect to the Individual Defendants, in light of the pendency of investigations by the SEC and the United States Department of Justice, Lead Plaintiffs agree that the Individual Defendants may postpone interviews until such time as such investigations, and any proceedings arising from such investigations, are completed.

      3. ADMINISTRATION OF THE SETTLEMENT FUND

            A. THE ESCROW AGENT

      3.1 The Escrow Agent shall invest the Settlement Fund in instruments backed by the full faith and credit of the United States Government or fully insured by the United States Government or an agency thereof and shall reinvest the proceeds of these instruments as they mature in similar instruments at the then-current market rates. Neither Defendants nor Defendants' counsel of record shall have any responsibility or liability for investment decisions.

      3.2 The Escrow Agent shall not disburse the Settlement Fund except as provided for in the Stipulation, or by an order of the Court, or with the written agreement of Defendants' counsel of record and Lead Counsel.

      3.3 The Escrow Agent is authorized to execute such transactions on behalf of the Settlement Class Members as are consistent with the terms of the Stipulation.

      3.4 All funds held by the Escrow Agent shall be deemed and considered to be in custodia legis of the Court, and shall remain subject to the jurisdiction of the Court, until such time as such funds shall be distributed pursuant to the Stipulation, the Plan of Allocation and/or further order(s) of the Court.

      3.5 Within ten (10) days after the transfer of the Settlement Fund or a portion thereof to the Escrow Agent, the Escrow Agent may establish a "Notice and Administration Fund," and $100,000 may be transferred from the Settlement Fund to it. The Notice and Administration Fund may be used by Lead Counsel to pay costs and expenses reasonably and actually incurred in connection with providing notice to the Settlement Class, locating Settlement Class Members, assisting with the filing of claims, administering and distributing the Settlement Fund to the Members of the Settlement Class, processing Proof of Claim and Release forms and paying escrow fees and costs, if any. The Notice and Administration Fund may also be invested and earn interest as provided for in P. 3.1 of this Stipulation.

      3.6 On the Effective Date, any balance (including interest) then remaining in the Notice and Administration Fund, less expenses incurred but not yet paid, may be transferred by the Escrow Agent to, and deposited and credited as part of, the Settlement Fund to be applied as set forth in P. 6.2 below. Thereafter, Lead Counsel shall have the right to use such portions of the Settlement Fund as are, in their exercise of reasonable judgment, necessary to carry out the purposes set forth in P. 3.5. Except as permitted by P. P. 3.5, 3.7 and 7.2, Lead Counsel and the Escrow Agent shall not disburse any portion of the Settlement Fund prior to the Effective Date.

            B. TAXES

      3.7 (a) The Settling Parties and the Escrow Agent agree to treat the Settlement Fund as being at all times a "qualified settlement fund" within the meaning of Treas. Reg. Section 1.468B-1. In addition, the Escrow Agent shall timely make such elections as necessary or advisable to carry out the provisions of this P. 3.7, including the "relation-back election" (as defined in Treas. Reg. Section 1.468B-1) back to the earliest permitted date. Such election shall be made in compliance with the procedures and requirements contained in such regulations. It shall be the responsibility of the Escrow Agent to timely and properly prepare and deliver the necessary documentation for signature by all necessary parties, and thereafter to cause the appropriate filing to occur.

            (b) For the purposes of Section 468B of the Internal Revenue Code of 1986, as amended and Treas. Reg. Section 1.468B, the "administrator" shall be the Escrow Agent. The Escrow Agent shall timely and properly file all informational and other tax returns necessary or advisable with respect to the Settlement Fund (including without limitation the returns described in Treas. Reg.
Section 1.468B-2(k)). Such returns (as well as the election described in P. 3.7(a)) shall be consistent with this P. 3.7 and in all events shall reflect that all taxes (including any estimated taxes, interest or penalties) on the income earned by the Settlement Fund shall be paid out of the Settlement Fund as provided in P. 3.7(c) hereof.

            (c) All (i) taxes (including any estimated taxes, interest or penalties) arising with respect to the income earned by the Settlement Fund ("Taxes") and (ii) expenses and costs incurred in connection with the operation and implementation of this P. 3.7 (including, without limitation, expenses of tax attorneys and/or accountants and mailing and distribution costs and expenses relating to filing (or failing to file) the returns described in this P. 3.7) ("Tax Expenses"), shall be paid out of the Settlement Fund; in all events the Defendants shall have no liability or responsibility for the Taxes, the Tax Expenses, or the filing of any tax returns or other documents with the Internal Revenue Service or any other state or local taxing authority. The Escrow Agent shall indemnify and hold Defendants harmless for Taxes and Tax Expenses (including, without limitation, Taxes payable by reason of any such indemnification). Further, Taxes and Tax Expenses shall be treated as, and considered to be, a cost of administration of the Settlement and shall be timely paid by the Escrow Agent out of the Settlement Fund without prior order from the Court, and the Escrow Agent shall be obligated (notwithstanding anything herein to the contrary) to withhold from distribution to Authorized Claimants any funds necessary to pay such amounts (as well as any amounts that may be required to be withheld under Treas. Reg. Section 1.468B-2(1)(2)); the Defendants are not responsible and shall have no liability therefor, or for any reporting requirements that may relate thereto. The Settling Parties hereto agree to cooperate with the Escrow Agent, each other, and their tax attorneys and accountants to the extent reasonably necessary to carry out the provisions of this P. 3.7.


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
            (d) For the purpose of this P. 3.7, references to the Settlement Fund shall include both the Settlement Fund and the Notice and Administration Fund, and shall also include any earnings thereon.

            C. TERMINATION

      3.8 In the event that the Stipulation is not approved, or is terminated, canceled, or fails to become effective for any reason, the Settlement Fund (including accrued interest) and the funds in the Notice and Administration Fund (less expenses actually paid, incurred or due and owing in connection with the Settlement provided for herein) shall be refunded pro rata to the entities making the payments as provided in P. 8.6 below.

            D. BANKRUPTCY CONTINGENCY

      3.9 If a case is commenced with respect to Endocare under Title 11 of the United States Code (Bankruptcy), or a trustee, receiver or conservator is appointed under any similar law, and in the event of the entry of a final order of a court of competent jurisdiction determining the transfer of the payment pursuant to P. 2.1, or any portion thereof, to be a preference, voidable transfer, fraudulent conveyance or similar transaction as to Endocare, then, as to Endocare only, the releases given and Judgment entered in favor of Endocare pursuant to this Stipulation shall be null and void, but only to the extent of any recovery of such preference, voidable transfer, fraudulent conveyance, or similar transaction. The release given and the Judgment entered in favor of the other Defendants shall remain in effect.

      4. NOTICE ORDER AND SETTLEMENT HEARING

      4.1 Promptly after execution of the Stipulation, the Settling Parties shall submit the Stipulation together with its Exhibits to the Court and shall jointly apply for entry of the Notice Order, substantially in the form of Exhibit A attached hereto, requesting preliminary approval of the Settlement set forth in this Stipulation, and approval for the mailing of the Notice of Pendency and Proposed Settlement of Class Action ("Notice") and publication of a summary notice substantially in the forms of

Exhibits A-1 and A-3 attached hereto. The Notice shall include the general terms of the Settlement set forth in the Stipulation, the proposed Plan of Allocation, the general terms of the Fee and Expense Application and the date of the Settlement Hearing.

      4.2 After notice is given, Lead Counsel will request that the Court approve the proposed Plan of Allocation and the Fee and Expense Application, and the Settling Parties shall request and obtain from the Court a Final Judgment essentially identical to the form attached to this Stipulation as Exhibit B. The Final Judgment will (among other things):

            (a) find that the Court has personal jurisdiction over all Settlement Class Members and that the Court has subject matter jurisdiction to approve the Stipulation; including all exhibits thereto;

            (b) approve the Stipulation and the proposed settlement as fair, reasonable and adequate as to, and in the best interests of, each of the Settling Parties and the Settlement Class Members; direct the Settling Parties and their counsel to implement and consummate the Stipulation according to its terms and provisions; and declare the Stipulation to be binding on, and have res judicata and preclusive effect in all pending and future lawsuits or other proceedings maintained by or on behalf of, Lead Plaintiffs and all other Settlement Class Members, as well as their heirs, executors and administrators, successors and assigns;

            (c) finally certify the Settlement Class for settlement purposes;

            (d) find that the Notice, the Summary Notice and the notice methodology implemented pursuant to the Stipulation (i) constitute the best practicable notice, (ii) constitute notice that is reasonably calculated, under the circumstances, to apprise Settlement Class Members of the pendency of the Litigation, their right to object to or exclude themselves from the proposed settlement and to appear at the Settlement Hearing, (iii) are reasonable and constitute due, adequate and sufficient notice to all Persons entitled to receive notice, and (iv) meet all applicable requirements of the Federal Rules of Civil Procedure, the Due Process Clause of the United States Constitution and the applicable Rules of the Court;

            (e) find that Lead Counsel and the Lead Plaintiffs adequately represented the Settlement Class for purposes of entering into and implementing the Settlement;

            (f) dismiss the Litigation (including all individual claims and Settlement Class claims presented thereby) on the merits and with prejudice, without fees or costs to any party except as provided in the Stipulation;

            (g) incorporate the releases set forth above in P. 5.1 to P. 5.2 below;

            (h) find that, pursuant to Section 21D of the Securities Exchange Act of 1934 (the "Exchange Act"), 15 U.S.C. Section 78u-4(f)(7), and federal case law, the Judgment bars and permanently enjoins all Persons from instituting or prosecuting any action or proceeding against the Defendants for equitable, partial, comparative, or complete contribution, or indemnity however denominated, arising out of or relating in any way to the Released Claims;

            (i) bar and enjoin all Settlement Class Members who have not been excluded from the Settlement Class from (i) filing, commencing, prosecuting, intervening in, or participating (as class members or otherwise) in, any lawsuit in any jurisdiction based on the Released Claims;

            (j) without affecting the finality of the Final Judgment for purposes of appeal, retain jurisdiction as to all matters relating to administration, consummation, enforcement and interpretation of the Stipulation and the Final Judgment, and for any other necessary purpose; and

            (k) incorporate any other provisions, as the Court deems necessary and just.

      5. RELEASES

      5.1 Upon the Effective Date, as defined in P. 1.6 hereof, the Lead Plaintiffs and each of the Settlement Class Members shall be deemed to have, and by operation of the Judgment shall have, fully, finally, and forever released, relinquished and discharged all Released Claims (including Unknown Claims) against each and all of the Released Persons, whether or not such Settlement Class Member executes and delivers the Proof of Claim and Release.

      5.2 Upon the Effective Date, as defined in P. 1.6 hereof, each of the Released Persons shall be deemed to have, and by operation of the Judgment shall have, fully, finally, and forever released, relinquished and discharged each and all of the Settlement Class Members, the Lead Plaintiffs and Lead Counsel, from all claims (including Unknown Claims), arising out of, relating to, or in connection with the institution, prosecution, assertion, settlement or resolution of the Litigation or the Released Claims.

      5.3 Only those Settlement Class Members filing valid and timely Proof of Claim and Release forms shall be entitled to participate in the Settlement and receive a distribution from the Settlement Fund. The Proof of Claim and Release to be executed by Settlement Class Members shall release all Released Claims against the Released Persons, and shall be substantially in the form contained in Exhibit A-2 attached hereto. All Settlement Class Members shall be bound by the releases set forth in this Section IV.5 whether or not they submit a valid and timely Proof of Claim and Release.

      6. ADMINISTRATION AND CALCULATION OF CLAIMS AND SUPERVISION AND DISTRIBUTION OF THE SETTLEMENT FUND

      6.1 The Claims Administrator shall administer and calculate the claims submitted by Settlement Class Members. Defendants shall have no role in or responsibility for the review or evaluation of Proof of Claim and Release forms. This is not a claims-made settlement and, if all conditions under the Stipulation are satisfied, the Settlement becomes Final, and the Settlement is not successfully collaterally attacked, no portion of the Settlement Fund will be returned to any Defendant or their insurers.

      6.2 The Settlement Fund shall be applied as follows:

            (a) to pay all unpaid costs and expenses reasonably and actually incurred in connection with providing notice, including locating Settlement Class Members, assisting with the filing of claims, administering and distributing the Settlement Fund to the Settlement Class, processing Proof of Claim and Release forms and paying escrow fees and costs, if any;

            (b) to pay Taxes and Tax Expenses;

            (c) to pay Lead Counsel's attorneys' fees and expenses, with interest thereon (the "Fee and Expense Award"), if and to the extent allowed by the Court; and

            (d) to distribute the balance of the Settlement Fund (the "Net Settlement Fund") to Authorized Claimants as allowed by the Stipulation, the Plan of Allocation, or the Court.

      6.3 Upon the Effective Date and thereafter, in accordance with the terms of this Stipulation, the Plan of Allocation, or such further approval and further order(s) of the Court as may be necessary or as circumstances may require, the Net Settlement Fund shall be distributed to Authorized Claimants, subject to and in accordance with the following:

            (a) Within ninety (90) days after the mailing of the Notice or such other time as may be set by the Court, each Person claiming to be an Authorized Claimant shall be required to submit to the Claims Administrator a completed Proof of Claim and Release, substantially in the form of Exhibit A-2 attached hereto, signed under penalty of perjury and supported by such documents as specified in the Proof of Claim and Release and as are reasonably available to the Authorized Claimant.

            (b) Except as otherwise ordered by the Court, all Settlement Class Members who fail to timely submit valid Proof of Claim and Release forms within such period, or such other period as may be ordered by the Court, shall be forever barred from receiving any payments pursuant to this Stipulation and the Settlement set forth herein, but will in all other respects be subject to and bound by the provisions of this Stipulation, the Settlement and releases contained herein, and the Judgment.

            (c) The Net Settlement Fund shall be distributed to the Authorized Claimants substantially in accordance with a Plan of Allocation to be described in the Notice mailed to Settlement Class Members and approved by the Court. The Plan of Allocation shall not be a part of the Stipulation. If there is any balance remaining in the Net Settlement Fund after six (6) months from the date of distribution of the Net Settlement Fund (whether by reason of tax refunds, uncashed checks or otherwise), Lead Counsel shall, if feasible, reallocate such balance among Authorized Claimants in an equitable and economic fashion. Thereafter, any balance which still remains in the Net Settlement Fund shall be donated to an appropriate non-profit organization. Any orders or proceedings relating to the Plan of Allocation shall not operate to terminate or cancel this Stipulation, and shall have no effect on the finality of the Judgment.

      6.4 The Defendants shall not have any responsibility for, interest in, or liability whatsoever with respect to the investment or distribution of the Settlement Fund, the Plan of Allocation, the determination or administration of taxes, or any losses incurred in connection therewith. No Person shall have any claim of any kind against Defendants, or Defendants' counsel with respect to the matters set forth in this Section IV.6; and the Settlement Class Members and Lead Counsel release Defendants and their counsel of record from any and all liability and claims with respect to the investment or distribution of the Settlement Fund.

      6.5 No Person shall have any claim against Lead Counsel, the Claims Administrator, or any entity designated by Lead Counsel, based on distributions made substantially in accordance with the Stipulation and the Settlement contained herein, the Plan of Allocation, or further order(s) of the Court.

      7.    LEAD COUNSEL'S ATTORNEYS' FEES AND REIMBURSEMENT OF EXPENSES

      7.1 Lead Counsel may submit an application or applications (the "Fee and Expense Application") for distributions to them from the Settlement Fund for:
(i) an award of attorneys' fees; plus (ii) reimbursement of expenses incurred in connection with prosecuting the Litigation, including the fees and expenses of any experts or consultants, incurred in connection with prosecuting the Litigation; plus (iii) interest on such attorneys' fees and expenses at the same rate and for the same periods as earned by the Settlement Fund (until paid), as may be awarded by the Court. Lead Counsel reserve the right to make additional applications for fees and expenses incurred.

      7.2 Subject to the following sentence, the attorneys' fees and expenses, including the fees and expenses of experts and consultants, as awarded by the Court, shall be transferred to Lead Counsel from the Settlement Fund, immediately after the Court executes the Fee and Expense Award. However, no such distribution shall occur until entry of the Judgment. In the event that the Judgment or the order making the Fee and Expense Award is reversed or modified on appeal, and in the event that the Fee and Expense Award has been paid to any extent, then Lead Counsel shall within five (5) business days from the event which precludes the Effective Date from occurring, refund to the Settlement Fund the fees, expenses and interest previously paid to them from the Settlement Fund, including accrued interest on any such amount at the average rate earned on the Settlement Fund from the time of withdrawal until the date of refund. As a condition of receiving such fees and expenses, Lead Counsel, on behalf of itself and each of its partners, agrees that the law firm and its partners are subject to the jurisdiction of the Court for the purpose of enforcing this P.
7.2 of this Stipulation. Without limitation, Lead Counsel and its partners agree that the Court may, upon application of Defendants and notice to Lead Counsel, summarily issue orders, including, but not limited to, judgments and attachment orders, and may make appropriate findings of or sanctions for contempt, against them or any of them should such law firm fail timely to repay fees and expenses pursuant to this P.
7.2 of this Stipulation.


      7.3 Defendants and their Related Parties shall have no responsibility for, and no liability whatsoever with respect to, any payment to Lead Counsel or any other Person who receives payment from the Settlement Fund.


      7.4 Defendants and their Related Parties shall have no responsibility for, and no liability whatsoever with respect to any Fee and Expense Award that this Court may make, and Defendants and the Released Persons take no position with respect to such matters.


      7.5 The procedure for and the allowance or disallowance by the Court of any applications by any of the counsel for the Lead Plaintiffs for attorneys' fees and expenses, including the fees and expenses of experts and consultants, to be paid out of the Settlement Fund, are not part of the Settlement set forth in this Stipulation, and are to be considered by the Court separately from the Court's consideration of the fairness, reasonableness and adequacy of the Settlement set forth in this Stipulation, and any order or proceeding relating to the Fee and Expense Application, or any appeal from any order relating thereto, shall not operate to terminate or cancel the Stipulation, or affect or delay the finality of the Judgment approving this Stipulation and the Settlement of the Litigation set forth herein.

      8. CONDITIONS OF SETTLEMENT, EFFECT OF DISAPPROVAL, CANCELLATION OR TERMINATION

      8.1 The Effective Date of the Stipulation shall be conditioned on the occurrence of the following events:

            (a) Defendants shall have timely transferred or caused to be timely transferred the Settlement Fund to the Escrow Agent as set forth in P. P. 2.1-2.2 above;

            (b) Defendants have provided access to the documents described in P.
2.3 above;

            (c) the Court has entered the Notice Order, as required by P. 4.1, above;

            (d) the Court has entered the Judgment, or a judgment substantially in the form of Exhibit B attached hereto; and (e) the Judgment of the Court has become Final, as defined in P. 1.8, above.

      8.2 Upon the occurrence of all of the events referenced in P. 8.1 above, any and all remaining interest or right of Defendants in or to the Settlement Fund, if any, shall be absolutely and forever extinguished.

      8.3 Neither a modification nor a reversal on appeal of any Plan of Allocation or of any amount of attorneys' fees, expenses and interest awarded by the Court to Lead Counsel shall constitute grounds for cancellation and termination of this Stipulation.

      8.4 If prior to the Settlement Hearing, any Persons who otherwise would be Members of the Settlement Class have timely requested exclusion ("Requests for Exclusion") from the Settlement Class in accordance with the provisions of the Notice Order and the notice given pursuant thereto, and such Persons in the aggregate purchased a number of shares of Endocare common stock during the Settlement Class Period in an amount greater than the sum specified in a separate "Supplemental Agreement" between the Settling Parties, Endocare shall have, in its sole and absolute discretion, the option to terminate this Stipulation in accordance with the procedures set forth in the Supplemental Agreement. The Supplemental Agreement will not be filed with the Court unless and until a dispute among the Settling Parties concerning its interpretation or application arises. Copies of all Requests for Exclusion received, together with copies of all written revocations of Requests for Exclusion, shall be delivered to Defendants' counsel of record within five (5) business days of receipt by Lead Plaintiffs or Lead Counsel but in no event later than seven (7) business days before the Settlement Hearing. Endocare may terminate the Stipulation by serving written notice of termination on the Court and Lead Counsel by hand delivery or first class mail, postmarked on or before five (5) business days after the Court grants additional exclusion for any reason, or on or before three (3) business days before the Settlement Hearing, whichever occurs last.

      8.5 If all of the conditions specified in P. 8.1 hereof are not met, then this Stipulation shall be canceled and terminated unless Lead Counsel and Defendants' counsel mutually agree in writing to proceed with this Stipulation.

      8.6 Unless otherwise ordered by the Court, in the event this Stipulation shall terminate, or be canceled, or shall not become effective for any reason, within five (5) business days after written notification of such event is sent by Defendants' counsel or Lead Counsel to the Escrow Agent, the Settlement Fund (including accrued interest), plus any amount then remaining in the Notice and Administration Fund (including accrued interest) and less expenses and costs which have either been disbursed pursuant to P. P. 3.5 or 3.6 hereof, or are determined to be chargeable to the Notice and Administration Fund, shall be refunded by the Escrow Agent pursuant to written instructions from Defendants' counsel. In such event the Defendants shall be entitled to any tax refund owing to the Settlement Fund. At the request of the Defendants or Defendants' counsel, the Escrow Agent or its designee shall apply for any such refund and pay to Defendants the proceeds, less the cost of obtaining the tax refund.

      8.7 If the Effective Date does not occur, or if the Stipulation is terminated pursuant to its terms, the Settling Parties shall be restored to their respective positions in the Litigation as of October 31, 2004. In such event, the terms and provisions of the Stipulation, with the exception of P. P. 3.4, 3.7, 3.8, 6.4-6.5, 7.2-7.5, and 8.1-8.8 herein, shall have no further force and effect with respect to the Settling Parties and shall not be used in the Litigation or in any other proceeding for any purpose, except as provided herein. Any judgment or order entered by the Court in accordance with the terms of this Stipulation shall be treated as vacated nunc pro tunc. No order of the Court or modification or reversal on appeal of any order of the Court concerning the amount of any attorneys' fees, expenses and interest awarded by the Court to Lead Counsel shall constitute grounds for cancellation or termination of this Stipulation.

      8.8 If the Effective Date does not occur, or if the Stipulation is terminated pursuant to its terms, neither the Lead Plaintiffs nor Lead Counsel shall have any obligation to repay any amounts actually and properly disbursed from the Notice and Administration Fund. In addition, any expenses already incurred and properly chargeable to the Notice and Administration Fund pursuant to P. 3.5 hereof at the time of such termination or cancellation but which have not been paid, shall be paid by the Escrow Agent from the Notice and Administration Fund in accordance with the terms of the Stipulation prior to the balance being refunded in accordance with P. 8.6 above.

      9.    MISCELLANEOUS PROVISIONS

      9.1 The Settling Parties (a) acknowledge that it is their intent to consummate this agreement; and (b) agree to cooperate to the extent necessary to effectuate and implement all terms and conditions of this Stipulation and to exercise their best efforts to accomplish the foregoing terms and conditions of this Stipulation.

      9.2 The Settling Parties intend this Stipulation to be a final and complete resolution of all disputes between them with respect to the Litigation. The Settlement compromises claims which are contested and shall not be deemed an admission by any Settling Party as to the merits of any claim or defense. While retaining their right to deny that the claims advanced in the Litigation were meritorious, Defendants, in any statement made to any media (whether or not for attribution), will not deny that the Litigation was filed in good faith and is being settled voluntarily after consultation with competent legal counsel. The Final Judgment will contain a statement that during the course of the Litigation, the Settling Parties and their respective counsel at all times complied with the requirements of Federal Rule of Civil Procedure 11. The Settling Parties agree that the amount paid to the Settlement Fund and the other terms of the Settlement were negotiated in good faith by the Settling Parties, and reflect a settlement that was reached voluntarily after consultation with competent legal counsel. The Settling Parties reserve their right to rebut, in a manner that such party determines to be appropriate, any contention made in any public forum that the Litigation was brought or defended in bad faith or without a reasonable basis.

      9.3 Neither this Stipulation nor the Settlement contained herein, nor any act performed or document executed pursuant to or in furtherance of this Stipulation or the Settlement: (i) is or may be deemed to be or may be used as an admission of, or evidence of, the validity of any Released Claim, or of any wrongdoing or liability of the Defendants, or (ii) is or may be deemed to be or may be used as an admission of, or evidence of, any fault or omission of any of the Defendants in any civil, criminal or administrative proceeding in any court, administrative agency or other tribunal. Defendants may file this Stipulation and/or the Judgment in any action that may be brought against them in order to support a defense or counterclaim based on principles of res judicata, collateral estoppel, release, good-faith settlement, judgment bar or reduction or any theory of claim preclusion or issue preclusion or similar defense or counterclaim.

      9.4 All agreements made and orders entered during the course of the Litigation relating to the confidentiality of information shall survive this Stipulation.

      9.5 All of the Exhibits to the Stipulation are material and integral parts hereof and are fully incorporated herein by this reference.

      9.6 The Stipulation may be amended or modified only by a written instrument signed by or on behalf of all Settling Parties or their successors-in-interest.

      9.7 The Stipulation and the Exhibits attached hereto constitute the entire agreement among the Settling Parties, and no representations, warranties or inducements have been made to any Settling Party concerning this Stipulation or its Exhibits other than the representations, warranties and covenants contained and memorialized in such documents. Except as otherwise provided herein, each Settling Party shall bear its own costs.

      9.8 Lead Counsel, on behalf of the Settlement Class, are expressly authorized by the Lead Plaintiffs to take all appropriate action required or permitted to be taken by the Settlement Class pursuant to the Stipulation to effectuate its terms and also are expressly authorized to enter into any modifications or amendments to this Stipulation on behalf of the Settlement Class which they deem appropriate.

      9.9 Each counsel or other Person executing the Stipulation or any of its Exhibits on behalf of any Settling Party hereby warrants that such Person has the full authority to do so.

      9.10 The Stipulation may be executed in one or more counterparts. All executed counterparts and each of them shall be deemed to be one and the same instrument. A complete set of original executed counterparts shall be filed with the Court.


      9.11 The Stipulation shall be binding upon, and inure to the benefit of, the successors and assigns of the Settling Parties.

      9.12 The Court shall retain jurisdiction with respect to implementation and enforcement of the terms of this Stipulation, and all Settling Parties submit to the jurisdiction of the Court for purposes of implementing and enforcing the Settlement embodied in this Stipulation.

      9.13 The Stipulation shall be construed and enforced in accordance with the laws of the State of California without giving effect to that State's choice-of-law principles.

IN WITNESS WHEREOF, the Settling Parties have caused the Stipulation to be executed, by their duly authorized attorneys dated as of November 1, 2004.

                                      LERACH COUGHLIN STOIA GELLER
                                      RUDMAN & ROBBINS LLP
                                      PATRICK J. COUGHLIN
                                      JEFFREY W. LAWRENCE
                                      ELI R. GREENSTEIN
                                      SHANA E. SCARLETT
                                      100 Pine Street, Suite 2600
                                      San Francisco, CA 94111
                                      Telephone: 415/288-4545
                                      415/288-4534 (fax)

                                      LERACH COUGHLIN STOIA GELLER
                                      RUDMAN & ROBBINS LLP
                                      WILLIAM S. LERACH
                                      JOY ANN BULL

                                                /s/ JOY ANN BULL
                                      ------------------------------------------
                                                  JOY ANN BULL

                                      401 B Street, Suite 1700
                                      San Diego, CA 92101
                                      Telephone: 619/231-1058
                                      619/231-7423 (fax)

                                      Lead Counsel for Plaintiffs

                                      DeCARLO, CONNOR & SELVO
                                      JOHN T. DeCARLO
                                      533 South Fremont Avenue, 9th Floor
                                      Los Angeles, CA 90071-1706
                                      Telephone: 213/488-4100
                                      213/488-4180 (fax)

                                      Attorneys for Plaintiffs

                                      MORRISON & FOERSTER, LLP
                                      ROBERT STERN

                                                  /s/ ROBERT STERN
                                      ------------------------------------------
                                                    ROBERT STERN

                                      555 West Fifth Street
                                      Suite 3500
                                      Los Angeles, CA  90013-1024
                                      Telephone:  213/892-5200
                                      213/892-5454 (fax)
                                      Attorneys for Defendant Endocare, Inc.

                                      ORRICK, HERRINGTON &
                                        SUTCLIFFE LLP
                                      REECE BADER

                                                  /s/ REECE BADER
                                      ------------------------------------------
                                                    REECE BADER
                                      1000 Marsh Road
                                      Menlo Park, CA 94025-1021
                                      Telephone:  650/614-7740
                                      650/614-7401 (fax)

                                      Attorneys for Defendant Paul Mikus

                                      COVINGTON & BURLING LLP
                                      JOHN POTTER
                                                  /s/ JOHN POTTER
                                      ------------------------------------------
                                                    JOHN POTTER

                                      One Front Street
                                      San Francisco, CA 94111
                                      Telephone:  415/591-7061
                                      415/955-6561 (fax)
                                      Attorneys for Defendant John Cracchiolo

                     DECLARATION OF SERVICE BY UPS DELIVERY

      I, the undersigned, declare:

      1. That declarant is and was, at all times herein mentioned, a citizen of the United States and a resident of the County of San Diego, over the age of 18 years, and not a party to or interest in the within action; that declarant's business address is 401 B Street, Suite 1700, San Diego, California 92101.

      2. That on November 11, 2004, declarant served by UPS, next day delivery, the STIPULATION OF SETTLEMENT to the parties listed on the attached Service List.

      I declare under penalty of perjury that the foregoing is true and correct. Executed this 11th day of November, 2004, at San Diego, California.


                                                 /s/ YVETTE D. GRAY
                                      ------------------------------------------
                                                   YVETTE D. GRAY